FORM 5

(  ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).

(  ) Form 3 Holdings Reported

(  ) Form 4 Transactions Reported


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange
           Act of 1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the
                    Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Derek A. Higgs
    c/o Jones Lang LaSalle Incorporated
    200 East Randolph Drive
    Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

    Jones Lang LaSalle Incorporated, JLL
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

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4.  Statement for Month/Year

    1999
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)
(X) DIRECTOR
( ) 10% OWNER
( ) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

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7.  Individual or Joint/Group Filing (Check applicable line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)

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2.  Transaction Date (Month/Day/Year)

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3.  Transaction Code (Instr.8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

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


5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)

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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II

Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)
     (i) and (ii) Option to purchase Shares of Common Stock
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2.  Conversion or Exercise Price of Derivative Security
     (i)   $32.875
     (ii)  $27.125
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3.  Transaction Date (Month/Day/Year)
     (i)   3/12/99
     (ii)  5/4/99
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4.  Transaction Code (Instr. 8)
     (i) and (ii) A
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)
     (i)   Option with respect to 5,000 Shares of Common Stock, A
     (ii)  Option with respect to 1,000 Shares of Common Stock, A
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6.  Date Exercisable and Expiration Date (Month/Day/Year)
     (i) Date Exercisable - Vests and becomes exercisable over a five year period, with 20% becoming vested on each of the first five anniversaries of the date of grant.
           Expiration Date - 3/12/09
     (ii) Date Exercisable - Vests and becomes exercisable over a five year period, with 20% becoming vested on each of the first five anniversaries of the date of grant.
           Expiration Date - 5/4/09
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     (i)   Common Stock, 5,000 Shares
     (ii)  Common Stock, 1,000 Shares
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8.  Price of Derivative Security (Instr. 5)
     (i) and (ii) N.A.
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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)
     (i) and (ii) Options with respect to 6,000 Shares of Common Stock
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)
     (i) and (ii) D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:









/s/ Fritz E. Freidinger as Attorney-in-Fact         February 14, 2000
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**SIGNATURE OF REPORTING PERSON                           Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).